UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 14, 2007

Osteologix, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

333-112754 (Commission File Number)	32-0104570 (IRS Employer Identification No.)

425 Market Street
Suite 2230
San Francisco, CA 94105

(Address of principal executive offices) (Zip Code)

(415) 955-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02 is incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As referenced in the Current Report on Form 8-K filed by Osteologix, Inc. (the “Company”) on August 9, 2007, the Company has, as of September 19, 2007, entered into a consulting agreement (the “Consulting Agreement”) with Stephan Christgau, Ph.D., the Company’s former Chief Operating Officer pursuant to which Dr. Christgau will continue to provide services to the Company as a consultant through December 31, 2007. Pursuant to the terms of the Consulting Agreement, so long as Dr. Christgau continues to provide services to the Company, (i) the options to purchase the Company’s Common Stock previously issued to Dr. Christgau shall continue to vest in accordance with their current vesting schedules until December 31, 2007; (ii) Dr. Christgau will be issued 28,000 shares of restricted Common Stock in lieu of a cash bonus payment for Dr. Christgau’s final year of service to the Company; and (iii) Dr. Christgau will receive a monthly fee of $1,000.00 for consulting services provided to the Company.

(e)  On September 14, 2007, the Company and Matthew M. Loar entered into an employment agreement (the “Employment Agreement”), whereby Mr. Loar will continue to serve as the Company’s Chief Financial Officer. The Employment Agreement provides that Mr. Loar will receive, among other things, (i) a salary increase in an amount to be determined by the Compensation Committee of the Company’s Board of Directors, and (ii) severance benefits, in the event that Mr. Loar’s employment is terminated by the Company without “Cause” or by Mr. Loar for “Good Reason” (each as defined in the Employment Agreement) equal to six months of his salary, a lump sum payment equal to a ratable portion of his full potential annual bonus, continuation of his health insurance benefits at the Company’s expense under COBRA for six months, acceleration of six months' vesting of all outstanding equity awards granted by the Company to Mr. Loar, and an extension of the exercise term of each outstanding equity award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSTEOLOGIX, INC.

By:	/s/ Philip J. Young
Name:	Philip J. Young
Title:	President and
Chief Executive Officer

Dated: September 20, 2007